Exhibit 107.1

CALCULATION OF REGISTRATION FEE

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price per Share	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(1)
Equity	Common stock, par value $0.00067	457(o)	34,888,449(2)	$ 0.2586	$9,022,461.00	0.0001476	$1,331.72
Total offering amounts:					$9,022,461.00		$1,331.72
Total fees previously paid:(3)							($1,446.27)
Net fees due:							$ -0-

(1)	Estimated solely for the purpose of calculating the registration fee under Rule 457(o) of the Securities Act of 1933, as amended.
(2)	Comprised of shares underlying warrants held by selling stockholders.
(3)

Filing fees of $1,446.27 paid upon filing of Form S-1 on April 27, 2023, Registration number 333-271465. A Form Registration Withdrawal Request was filed April 5, 2024, requesting such fees be credited to the Registrant pursuant to Rule 457(p) under the Securities Act of 1933, as amended.